BlackRock Health Sciences Trust

Cusip: 09250W107

Ticker: BME

Record Date	June 14, 2019
Pay Date	June 28, 2019

Distribution Amount per share	$ 0.200000

The following table sets forth the estimated amounts of the current distribution and the cumulative distributions paid this fiscal year to date from the following sources: net investment income, net realized short-term capital gains, net realized long-term capital gains and return of capital. All amounts are expressed per common share.

	Current Distribution	% Breakdown of the Current Distribution	Total Cumulative Distributions for the Fiscal Year to Date	% Breakdown of the Total Cumulative Distributions for the Fiscal Year to Date

Net Investment Income	$-	0%	$0.045793	4%
Net Realized Short-Term Capital Gains	$0.053129	27%	$0.101260	8%
Net Realized Long-Term Capital Gains	$0.146871	73%	$1.052947	88%

Return of Capital	$-	0%	$-	0%

Total (per common share)	$0.200000	100%	$1.200000	100%

Average annual total return (in relation to NAV) for the 5-year period ending on May 31, 2019				10.82%

Annualized current distribution rate expressed as a percentage of NAV as of May 31, 2019				6.43%

Cumulative total return (in relation to NAV) for the fiscal year through May 31, 2019				3.22%

Cumulative fiscal year distributions as a percentage of NAV as of May 31, 2019				2.68%

You should not draw any conclusions about the Trust’s investment performance from the amount of this distribution or from the terms of the Trust’s Managed Distribution Plan.

The amounts and sources of distributions reported in this Notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund’s investment experience during its fiscal year and may be subject to changes based on tax regulations. The Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

Contact Number: 800-882-0052

BlackRock Health Sciences Trust

Cusip: 09250W107

Ticker: BME

Record Date	July 15, 2019
Pay Date	July 31, 2019

Distribution Amount per share	$ 0.200000

The following table sets forth the estimated amounts of the current distribution and the cumulative distributions paid this fiscal year to date from the following sources: net investment income, net realized short-term capital gains, net realized long-term capital gains and return of capital. All amounts are expressed per common share.

	Current Distribution	% Breakdown of the Current Distribution	Total Cumulative Distributions for the Fiscal Year to Date	% Breakdown of the Total Cumulative Distributions for the Fiscal Year to Date

Net Investment Income	$0.018902	9%	$0.064478	5%
Net Realized Short-Term Capital Gains	$-	0%	$-	0%
Net Realized Long-Term Capital Gains	$0.181098	91%	$1.335522	95%

Return of Capital	$-	0%	$-	0%

Total (per common share)	$0.200000	100%	$1.400000	100%

Average annual total return (in relation to NAV) for the 5-year period ending on June 30, 2019				11.48%

Annualized current distribution rate expressed as a percentage of NAV as of June 30, 2019				6.27%

Cumulative total return (in relation to NAV) for the fiscal year through June 30, 2019				10.12%

Cumulative fiscal year distributions as a percentage of NAV as of June 30, 2019				3.13%

You should not draw any conclusions about the Trust’s investment performance from the amount of this distribution or from the terms of the Trust’s Managed Distribution Plan.

The amounts and sources of distributions reported in this Notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund’s investment experience during its fiscal year and may be subject to changes based on tax regulations. The Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

Contact Number: 800-882-0052